Exhibit 99.1

Transcend Reports 18% Revenue Growth, 28% Increase in Pre-Tax Income and Earnings Per Share of $.17

ATLANTA--(BUSINESS WIRE)--January 29, 2009--TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced its unaudited results for the quarter and year ended December 31, 2008.

Three Months Ended December 31, 2008

Revenue for the fourth quarter of 2008 was $12,833,000, an increase of $1,949,000, or 18%, over fourth quarter 2007 revenue of $10,884,000. Pre-tax income (income before income taxes) was $2,283,000, an increase of $499,000, or 28%, over fourth quarter 2007 pre-tax income of $1,784,000.

Diluted earnings per share was $.17 in the fourth quarter of 2008 at an effective income tax rate of 35% compared to $.60 in the fourth quarter of 2007. The results for the fourth quarter of 2007 included an unusual income tax benefit of $3,550,000 related primarily to the reversal of a deferred tax valuation allowance against net operating loss carryforwards. For comparative purposes, if fourth quarter 2007 pre-tax results had been taxed at the same effective rate as that used in the fourth quarter of 2008, earnings per share for the fourth quarter of 2007 would have been $.13. In 2009, the effective tax rate is expected to be easier to compare to prior year results.

“2008 was a fantastic year for our company,” stated Larry Gerdes, President and Chief Executive Officer. “The highlight of the year for us was the announcement that Transcend was ranked the #1 transcription company in the 2008 Best in KLAS report. This report, which is based on customer surveys, validated all of our hard work and is a real testament to our employees. As a leader in a growing, fragmented, recession-resistant industry, we believe we are poised for success in 2009 and beyond.”

“We were very pleased to see our revenue grow 18% over the fourth quarter of 2007,” stated Leo Cooper, Executive Vice President of Sales and Marketing. “We are getting closer to achieving our goal of 20% organic growth. Including our recent acquisition of DeVenture Health Partners, 2009 revenue growth should exceed 25% if customer retention remains high. The sales team closed seven contracts in the fourth quarter, which we estimate will generate between $2.4 and $3.1 million of annual revenue once fully implemented. The current estimated annual value of our 2008 sales is between $10 and $11 million. About $3.5 to $4.1 million of annual revenue was in our implementation backlog as of December 31, 2008. We expect this business to be implemented over the first two quarters of 2009.”

Gross profit increased $1,086,000, or 29%, to $4,769,000 in the fourth quarter of 2008 from $3,683,000 in the fourth quarter of 2007. As a percentage of revenue, gross profit increased to 37% in the fourth quarter of 2008 from 34% in the fourth quarter of 2007.

“We finished 2008 with a 98% customer retention rate, and our commitment to excellent customer service will always be our top priority,” stated Sue McGrogan, Chief Operating Officer. “Our ability to maintain high customer satisfaction rates while also improving our gross profit margins speaks to our commitments to cost-effectiveness and productivity without sacrificing quality. About 19% of our work was performed offshore in the fourth quarter, compared to 15% in the fourth quarter of 2007. Our offshore partners help us staff our night shift and weekends and are an important supplement to our domestic workforce, but we don’t expect them to displace any of our domestic transcriptionists. We continue to be successful in deploying speech recognition technology. 35% of our total fourth quarter volume was edited using speech recognition technology on our BeyondTXT platform, compared to 24% in the same quarter of last year.”

Operating expenses, consisting of sales and marketing, research and development, general and administrative, and depreciation and amortization expenses, increased $631,000, or 34%, to $2,486,000, or 19% of revenue, compared to $1,855,000, or 17% of revenue, in the fourth quarter of 2007. Approximately 42% of this increase is related to the expansion of the sales organization, which has paid dividends in terms of increased sales, although the full revenue from those sales has not yet been realized. The Company also expensed approximately $143,000 of acquisition-related costs in the 4th quarter related partially to the acquisition of DeVenture Health Partners in January 2009. Under new accounting rules in effect for 2009, transaction costs related to acquisitions are expensed in the period incurred. The Company chose to expense costs as incurred in 2008 for transactions in process at year-end.

Operating income increased 25% to $2,283,000, or 18% of revenue, in the fourth quarter of 2008, compared to $1,828,000, or 17% of revenue, in the fourth quarter of 2007. EBITDA1 was $2,500,000, or 19% of revenue in the fourth quarter of 2008, compared to $2,013,000 or 18% of revenue, in the fourth quarter of 2007.

Since the Company has net operating loss carryforwards, income tax expense is largely a non-cash expense until the net operating loss carryforwards are utilized, which is expected to occur in 2009.

Net income was $1,489,000 in the fourth quarter of 2008 at an effective tax rate of 35% compared to $5,334,000 in the fourth quarter of 2007. These figures are not directly comparable due to the reversal of the majority of the Company’s deferred tax asset valuation allowance in the fourth quarter of 2007.

Year Ended December 31, 2008

For the year ended December 31, 2008, revenue increased 15% to $48,696,000 and pre-tax income increased 44% to $8,944,000. Diluted earnings per share for 2008 was $.65 at an effective tax rate of 36% compared to $1.10 for 2007. As previously discussed, the 2007 results included a reversal of the majority of the Company’s deferred tax asset valuation allowance in the fourth quarter of 2007. For comparative purposes, if 2007 pre-tax results had been taxed at the same effective rate as that used in 2008, earnings per share for 2007 would have been $.46.

Transcend generated approximately $2.4 million of cash flow from operations in the fourth quarter of 2008 and $9.5 million for the full year, finishing 2008 with $12,282,000 of cash and cash equivalents. The Company had $719,000 in debt outstanding as of December 31, 2008, $550,000 of which carries a 0% interest rate. Fortunately, Transcend has not seen any deterioration in accounts receivable turnover related to the recession, with days of sales outstanding of 43 days for both the fourth quarters of 2008 and 2007.

“Transcend generated a 2008 return on assets of 25%, return on tangible assets of 31% and return on equity of 31%,” stated Lance Cornell, Chief Financial Officer.2 “In addition, our ability to generate strong cash flow has resulted in a healthy balance sheet that gives us flexibility to use cash to maximize shareholder return. We continue to believe that our excess cash is best invested in acquisitions. The acquisition of DeVenture Health Partners on January 1, 2009 is a good case in point. We continue to actively search for the right companies to join forces with Transcend. We want to thank our shareholders for their commitment to Transcend in very uncertain times and our employees for their ongoing delivery of excellent service, which is the foundation for our future growth.”

1 EBITDA, which is earnings before interest, taxes, depreciation and amortization, is a non-GAAP measure of financial performance which management believes is useful to investors. EBITDA of $2,500,000 for the fourth quarter of 2008 was calculated by taking operating income of $2,283,000 and adding back $217,000 of depreciation and amortization expense. EBITDA of $2,013,000 for the fourth quarter of 2007 was calculated by taking operating income of $1,828,000 and adding back $185,000 of depreciation and amortization expense.

2 Returns are calculated by dividing net income by average assets, average tangible assets and average equity, respectively, using the average of the amounts at the beginning and end of 2008.

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on January, 29, 2009 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 81974808 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 81974808 from two hours after the completion time of the conference call until midnight on February 5, 2009.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company's wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company's products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC. CONSOLIDATED BALANCE SHEETS (Rounded to the nearest thousand)

	December 31,	December 31,
	2008 (unaudited)	2007 (as restated)
ASSETS
Current assets:
Cash and cash equivalents	$12,282,000	$4,996,000
Accounts receivable, net of allowance for doubtful accounts of $99,000 and $85,000 at December 31, 2008 and December 31, 2007, respectively	5,929,000	5,092,000
Deferred income tax, net	288,000	2,704,000
Prepaid expenses and other current assets	332,000	289,000
Total current assets	18,831,000	13,081,000
Property and equipment:
Computer equipment	2,376,000	3,507,000
Software	2,794,000	3,222,000
Furniture and fixtures	487,000	399,000
Total property and equipment	5,657,000	7,128,000
Accumulated depreciation and amortization	(3,973,000)	(5,738,000)
Property and equipment, net	1,684,000	1,390,000
Intangible assets:
Goodwill	4,717,000	4,701,000
Other intangible assets	795,000	795,000
Total intangible assets	5,512,000	5,496,000
Accumulated amortization	(530,000)	(371,000)
Intangible assets, net	4,982,000	5,125,000
Deferred income tax, net	519,000	866,000
Other assets	79,000	287,000
Total assets	$26,095,000	$20,749,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$981,000	$625,000
Accrued compensation and benefits	1,704,000	1,449,000
Promissory notes payable to related parties	--	1,167,000
Promissory notes payable	477,000	165,000
Other accrued liabilities	672,000	856,000
Total current liabilities	3,834,000	4,262,000
Long term liabilities:
Revolving promissory note	4,000	4,000
Promissory notes payable	238,000	839,000
Other liabilities	168,000	10,000
Total long term liabilities	410,000	853,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at December 31, 2008 and December 31, 2007	-	-
Common stock, $0.05 par value; 15,000,000 shares authorized at December 31, 2008 and December 31, 2007; 8,451,000 and 8,435,000 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	423,000	422,000
Additional paid-in capital	30,439,000	29,992,000
Retained deficit	(9,011,000)	(14,780,000)
Total stockholders’ equity	21,851,000	15,634,000
Total liabilities and stockholders’ equity	$26,095,000	$20,749,000

TRANSCEND SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Rounded to the nearest thousand)

	Three months ended December 31,		Twelve months ended December 31,
	2008 (unaudited)	2007 (as restated)	2008 (unaudited)	2007 (as restated)
Revenue	$12,833,000	$10,884,000	$48,696,000	$42,454,000
Direct costs	8,064,000	7,201,000	30,852,000	28,789,000
Gross profit	4,769,000	3,683,000	17,844,000	13,665,000
Operating expenses:
Sales and marketing	332,000	66,000	1,130,000	449,000
Research and development	302,000	185,000	1,065,000	659,000
General and administrative	1,635,000	1,419,000	5,880,000	5,277,000
Depreciation and amortization	217,000	185,000	822,000	793,000
Total operating expenses	2,486,000	1,855,000	8,897,000	7,178,000
Operating income	2,283,000	1,828,000	8,947,000	6,487,000
Interest (income) expense, net	--	44,000	3,000	272,000
Income before income taxes	2,283,000	1,784,000	8,944,000	6,215,000
Income tax expense (benefit)	794,000	(3,550,000)	3,176,000	(3,445,000)
Net income	$1,489,000	$5,334,000	$5,768,000	$9,660,000
Basic earnings per share:
Net earnings per share	$0.18	$0.63	$0.68	$1.17
Weighted average shares outstanding	8,449,000	8,416,000	8,448,000	8,262,000
Diluted earnings per share:
Net earnings per share	$0.17	$0.60	$0.65	$1.10
Weighted average shares outstanding	8,798,000	8,887,000	8,814,000	8,752,000

CONTACT:
Transcend Services, Inc.
Larry Gerdes, CEO, 678-808-0600
larry.gerdes@trcr.com
or
Lance Cornell, CFO, 678-808-0600
lance.cornell@trcr.com